Exhibit 10.1

April 30, 2015

Andy Gere
Vice President of Operations
San Jose Water Company

Dear Andy:

I am pleased to inform you that San Jose Water Company’s Board of Directors, at their meeting held on April 29, 2015, approved your promotion to Chief Operating Officer effective as of April 29, 2015.

In addition to the increased responsibility and authority that accompanies your new position, your annual base salary will be increased to $280,000 and your annual short-term incentive bonus target will be set at $60,000. Your actual bonus may range from 0 to 150 percent of target based on corporate and individual performance, and you may earn up to an additional 50 percent of target for exceptional individual performance. The payment of your salary and bonuses will be subject to the company’s collection of all applicable withholding taxes.

SJW Corp.’s Executive Compensation Committee also approved the award of: (i) service-based restricted stock units (“RSUs”) under SJW Corp.’s Long-Term Incentive Plan covering 501 shares of common stock which will vest in three equal installments upon completion of each year of service over the three year period measured from April 29, 2015, the effective date of the award and (ii) performance-based RSUs covering a target number of shares of 501. Such performance-based award will vest based on the level of achievement of a performance goal based on the SJW Corp.’s return on equity measured over the 2015 calendar year and continued service through December 31, 2015. The maximum number of shares issuable under such performance-based award will be 150 percent of the target number of shares and no shares will be issued if the minimum threshold level of performance is not attained.

Personally, and on behalf of San Jose Water Company’s Board of Directors, please accept our gratitude for your outstanding work to date. Congratulations on this important career milestone, and I look forward to working with you in your new capacity.

Very truly yours,

/s/ W. Richard Roth
W. Richard Roth
Chairman, President & Chief Executive Officer